SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM S-8

Registration Statement Under The Securities Act of 1933

                    SUNBURST ACQUISITIONS II, INC.
(Exact name of registrant as specified in its charter)


COLORADO                          84-1388857
(State or other jurisdiction          (I.R.S. Employer
of incorporation or                   Identification No.)
organization)

4807 S. Zang Way
Morrison, Colorado                         80465
(Address of principal executive offices)     (Zip Code)

            John H. Stearns Consultation Services Agreement
                        (Full name of the plan)

Gary S. Joiner, 4750 Table Mesa Drive,
Boulder, CO  80303
(Name and address of agent for service)

(303)494-3000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered:  Common Stock
Amount to be registered:   95,000 shares
Proposed maximum offering price per share:  $0.003
Proposed maximum aggregate offering price:  $285.00
Amount of registration fee:  $.087

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

       The information required by Part I is included in documents sent or given to participants in the John H. Stearns Consultation Services Agreement pursuant to Rule 428(b)(1)

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents heretofore filed with the Commission by the Registrant (File No. 0-22661) are incorporated by reference in this registration statement:

(a)  The Registration Statement on Form 10-SB/A filed on November
19, 1997, amending the Registration Statement on Form 10-SB initially filed by the Registrant on June 6, 1997 pursuant to Section 12(g) of the Securities Exchange Act which became effective on August 4, 1997 pursuant to Section 12(g)(1)(B) of the Securities Exchange Act of 1934.

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since August 4, 1997, including the quarterly report on Form 10-QSB for the quarter ended
October 31, 1997.

(c)  The description of the Registrant's Common Stock contained in Item
8 of Part I of the Registrant's Registration Statement on Form 10-SB/A filed on November 19, 1997, and in Article Third of the Registrant's Articles of Incorporation filed as an exhibit to the Registration Statement on Form 10-SB/A.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

       The validity of the shares of Common Stock to be issued pursuant to this registration statement will be passed upon by Frascona, Joiner and Goodman, P.C. Frascona, Joiner and Goodman, P.C., is legal counsel for the Company and Gary S. Joiner who is a shareholder of Frascona, Joiner and Goodman, P.C., is also a shareholder of the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Article 109 of the Colorado Business Corporation Act: (i) gives Colorado corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys fees) judgments, fines and other amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits, or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; (ii) gives an officer or director who successfully defends an action the right to be so indemnified; and (iii) permits a corporation to buy directors' and officers' liability insurance.

       As permitted by Colorado law, the Registrant's Articles of In-corporation provide that the Registrant will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. The Registrant's Articles of Incorporation also exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts which constitute improper distributions to shareholders in violation of
Section 7-106-401 of the Colorado Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 my be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

       Not Applicable

ITEM 8.  EXHIBITS.

       The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

1. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrison, State of Colorado, on January 21, 1998.

SUNBURST ACQUISITIONS II, INC.
(Registrant)

______________________________________
Michael R. Quinn, President
(Signature and Title)


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/_____________________________________
Michael R. Quinn, President, Director, Principal Executive Officer (Signature and Title)
January 21, 1998


/s/_____________________________________
Jay Lutsky, Officer, Director
(Signature and Title)
January 21, 1998

EXHIBIT INDEX
Exhibit        Description
Number

3.1            Articles of Incorporation
               (Incorporated by reference from Exhibit 2.1 to Registration Statement of Registrant on Form 10-SB/A filed on November 19, 1997.)
3.2            Bylaws
               (Incorporated by reference from Exhibit 2.2 to Registration Statement of Registrant on Form 10-SB/A filed on November 19, 1997.)
5.1            Opinion of Frascona, Joiner & Goodman, P.C.
23.1           Consent of Frascona, Joiner & Goodman, P.C.
23.2           Consent of Comiskey & Co.
27             Financial Data Schedule
               (Incorporated by reference from Exhibit 27 to Registration Statement on Form 10-SB/A filed on November 19, 1997.)


EXHIBIT 5.1 - OPINION REGARDING LEGALITY

January 21, 1998
Board of Directors

Sunburst Acquisitions II, Inc.
4807 S. Zang Way
Morrison, Colorado 80465

Re: Compensation Plan
    Registration Statement on Form S-8

Gentlemen:

       We have acted as counsel to Sunburst Acquisitions II, Inc., a Colorado corporation (the "Company"), in connection with the filing of the Company's registration statement on Form S-8 with the Securities and Exchange Commission on or about January 21, 1998 (the
"Registration Statement") under the Securities Act of 1933, as amended.
The Registration Statement is being filed in connection with the Company's offering of 95,000 shares of common stock (the "Shares") pursuant to the Company's Compensation Plan (the "Plan").

       We are familiar with the proceedings to date with respect to such offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

       For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

       We are of the opinion that when the Registration Statement shall have become effective and the Shares shall have been issued on the terms contemplated by the Plan, the Shares will be legally issued, fully paid and non-assessable.

       This opinion shall be limited to the laws of the State of Colorado and the federal laws of the United States of America.

       We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Frascona, Joiner & Goodman, P.C.
By: /s/ Gary S. Joiner


EXHIBIT 23.1 - CONSENT OF COUNSEL

January 21, 1998
Board of Directors
Sunburst Acquisitions II, Inc.
4807 S. Zang Way
Morrison, Colorado 80465

Dear Gentlemen:

       We hereby consent to being named in the Registration
Statement as the attorneys who will pass upon legal matters in connection with the sale of the shares referred to therein, and to the filing of our opinion as an Exhibit to the Registration Statement.

Frascona, Joiner & Goodman, P.C.
By: /s/ Gary S. Joiner

EXHIBIT 23.2 - CONSENT OF ACCOUNTANTS

Board of Directors
SUNBURST ACQUISITIONS II, INC.

Gentlemen:

       We consent to the incorporation by reference in this Form S-8 of our report dated May 14, 1997 on the financial statements of Sunburst
Acquisitions II, Inc. and to references to our firm as experts in accounting and auditing.

/s/Comiskey & Co.
January 21, 1998


